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                                                                   EXHIBIT 10.28

[LETTERHEAD OF TENNECO]
[LOGO OF TENNECO]





                                             September 24, 1998





Mr. John J. Castellani
Tenneco
1275 King Street
Greenwich, CT  06831

Dear John:

If your employment with Tenneco Inc., any majority owned subsidiary of Tenneco Inc. and any business entity which results from a restructuring of Tenneco Inc. is terminated either by the Company other than Discharge for Cause or after you have incurred a Constructive Termination as those terms are defined in the Tenneco Inc. Change in Control Severance Benefit Plan for Key Executives (the "Plan") as though a Change in Control had occurred, the Company will provide you with the following, subject to applicable tax withholding and any amounts due the Company, but conditioned upon your (and your spouse's) execution of a separation agreement that the Company will tender including a general release and such other documents as it may require:

- You will be entitled to receive a pro rata adjusted target bonus for the year in which your employment terminates.

- You will be paid severance in an amount equal to three times your then current annual base salary.

- Your restricted shares will be vested and distributed to you in shares; your outstanding performance shares will be deemed to have been earned at target and will be paid out in shares; and your stock options will be deemed exercisable for the lesser of (i) a period of 5 years from your termination or (ii) the remaining period for which the option would have been outstanding under its generally applicable terms as granted, disregarding any rules that would have shortened such period. You will have the same rights with respect to any stock options to which you become entitled upon the conversion of existing Tenneco Inc. stock options to options of the Company or another entity.

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Mr. John J. Castellani
September 24, 1998
Page 2




- The Company will forgive the principal balance of the note you executed in connection with your move from Washington, D.C. to Greenwich, and accrued interest.

- You will be deemed to have 20 years of service and participation for purposes of computing benefits under the Tenneco Inc. Supplemental Executive Retirement Plan. This benefit enhancement is consistent with those provided to other senior executives.


Depending upon the course of events, you may have rights which arise under the Plan and the Tenneco Benefits Protection Trust (the "Trust"). To the extent that this occurs and the rights which arise under the Plan and Trust are greater than those described above, you will receive the benefit of those greater rights, but the items described in this letter would count against your rights under the Plan and Trust.


                                        Sincerely,

                                        /s/ Barry R. Schuman
                                        --------------------------------------
                                        Barry R. Schuman
                                        Senior Vice President, Human Resources


                                        APPROVED BY:

                                        /s/ Dana G. Mead
                                        --------------------------------------
                                        Dana G. Mead
                                        Chairman and Chief Executive Officer
                                        Date: 9/29/98
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